The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and underlying supplement do not constitute an offer to sell the Notes and we are not soliciting an offer to buy the Notes in any state where the offer or sale is not permitted.

Subject to Completion. Dated August 2, 2023

Pricing Supplement dated August , 2023 (To the Prospectus dated May 23, 2022, the Prospectus Supplement dated June 27, 2022 and the Underlying Supplement dated June 27, 2022)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-265158
$ Outperformance Notes Due August 21, 2024 Linked to the Performance of the S&P 500® Equal Weight Index Relative to the Performance of the S&P 500® Index Global Medium-Term Notes, Series A

General

•	Unlike ordinary debt securities, the Notes do not pay interest. Instead, as described below, the Notes offer leveraged exposure to the amount, if any, by which the performance of the S&P 500® Equal Weight Index from its Initial Underlier Value to its Final Underlier Value (as defined below, the “SPW Return”) exceeds the performance of the S&P 500® Index from its Initial Underlier Value to its Final Underlier Value (as defined below, the “SPX Return”). Investors should be willing to forgo dividend payments and, if the SPW Return is less than or equal to the SPX Return, be willing to receive no more than their principal amount at maturity.

•	Unsecured and unsubordinated obligations of Barclays Bank PLC

•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

•	The Notes are expected to price on or about August 4, 2023† (the “Pricing Date”) and are expected to issue on or about August 9, 2023† (the “Issue Date”).

Key Terms	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC
Reference Assets*:	The S&P 500® Equal Weight Index (the “SPW Index”) and the S&P 500® Index (the “SPX Index”) (each an “Underlier” and together the “Underliers”), as set forth in the following table:
Underliers	Bloomberg Ticker	Initial Underlier Value(1)
SPW Index	SPW<Index>	●
SPX Index	SPX<Index>	●
(1) With respect to each Underlier, the Closing Level of that Underlier on the Pricing Date
Payment at Maturity:

If the SPW Return is greater than the SPX Return, you will receive a cash payment on the Maturity Date per $1,000 principal amount Note that will provide a return equal to the Relative Return multiplied by the Upside Leverage Factor, calculated as follows:

$1,000 + ($1,000 × Relative Return × Upside Leverage Factor)

If the SPW Return is less than or equal to the SPX Return, you will receive a cash payment on the Maturity Date per $1,000 principal amount Note equal to $1,000.

Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS- 4 of this pricing supplement) by the relevant U.K. resolution authority. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

U.K. Bail-in Power Acknowledgment:	Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.
Upside Leverage Factor:	At least 1.27. The actual Upside Leverage Factor will be determined on the Pricing Date.
Relative Return:	SPW Return – SPX Return
SPW Return:	The Underlier Return of the SPW Index
SPX Return:	The Underlier Return of the SPX Index
Underlier Return:	With respect to each Underlier, an amount calculated as follows: Final Underlier Value – Initial Underlier Value Initial Underlier Value
Final Underlier Value:	With respect to each Underlier, the Closing Level of that Underlier on the Final Valuation Date (rounded to two decimal places)
Final Valuation Date†:	August 16, 2024
Maturity Date†:	August 21, 2024

(Key Terms continued on the next page)

	Initial Issue Price[1,2]	Price to Public	Agent’s Commission[2]	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	1%	99%
Total	$●	$●	$●	$●
[1]	Our estimated value of the Notes on the Pricing Date, based on our internal pricing models, is expected to be between $930.00 and $957.70 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-18 of this pricing supplement.

[2]	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes. The placement agents will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $10.00 per Note.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-9 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-12 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

JPMorgan Placement Agent

(Key Terms continued from previous page)

Closing Level*:	Closing Level has the meaning set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06745MZE1 / US06745MZE10
*	If an Underlier is discontinued or if the sponsor of an Underlier fails to publish that Underlier, the Calculation Agent may select a successor index or, if no successor index is available, will calculate the value to be used as the Closing Level of that Underlier. In addition, the Calculation Agent will calculate the value to be used as the Closing Level of an Underlier in the event of certain changes in or modifications to that Underlier. For more information, see “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

†	Expected. In the event that we make any change to the expected Pricing Date or Issue Date, the Final Valuation Date and/or the Maturity Date may be changed so that the stated term of the Notes remains the same. The Final Valuation Date may be postponed if the Final Valuation Date is not a scheduled trading day with respect to either Underlier or if a market disruption event occurs with respect to either Underlier on the Final Valuation Date as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” and “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” in the accompanying prospectus supplement. Notwithstanding that the Notes are linked to the relative performance of the Underliers and not to the least or best performing Underlier, the provisions set forth in the accompanying prospectus supplement under “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” apply to the Notes as if the two Underliers were the group of two or more reference assets described in those provisions. In addition, the Maturity Date will be postponed if that day is not a business day or if the Final Valuation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated May 23, 2022, as supplemented by the prospectus supplement dated June 27, 2022 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part, and the underlying supplement dated June 27, 2022. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated May 23, 2022:

http://www.sec.gov/Archives/edgar/data/312070/000119312522157585/d337542df3asr.htm

•	Prospectus supplement dated June 27, 2022:

http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011301/dp169388_424b2-prosupp.htm

•	Underlying supplement dated June 27, 2022:

http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011304/dp169384_424b2-underl.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Underliers?

The following table and examples illustrate the hypothetical payment at maturity and the hypothetical total return on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The table and examples set forth below assume a hypothetical Initial Underlier Value of 100.00 for each Underlier and a hypothetical Upside Leverage Factor of 1.27. The hypothetical Initial Underlier Value of 100.00 for each Underlier has been chosen for illustrative purposes only and may not represent likely actual Initial Underlier Values for the Underliers. The actual Initial Underlier Value for each Underlier and the actual Upside Leverage Factor will be determined on the Pricing Date and will be set forth under “Key Terms” above. For historical Closing Levels of the Underliers, see the historical information set forth under the sections titled “The S&P 500® Equal Weight Index” and “The S&P 500® Index” below. Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The table and examples below do not take into account any tax consequences from investing in the Notes.

Relative Return	Payment at Maturity	Total Return on Notes
70.00%	$1,889.00	88.90%
60.00%	$1,762.00	76.20%
50.00%	$1,635.00	63.50%
40.00%	$1,508.00	50.80%
30.00%	$1,381.00	38.10%
20.00%	$1,254.00	25.40%
10.00%	$1,127.00	12.70%
5.00%	$1,063.50	6.35%
0.00%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-30.00%	$1,000.00	0.00%
-40.00%	$1,000.00	0.00%
-50.00%	$1,000.00	0.00%
-60.00%	$1,000.00	0.00%
-70.00%	$1,000.00	0.00%
-80.00%	$1,000.00	0.00%
-90.00%	$1,000.00	0.00%
-100.00%	$1,000.00	0.00%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated.

Example 1: The SPW Return and the SPX Return are each positive, and the SPW Return is greater than the SPX Return.

Step 1: Calculate the Underlier Return for each Underlier.

	SPW Index	SPX Index
Hypothetical Initial Underlier Value	100.00	100.00
Hypothetical Final Underlier Value	125.00	115.00

SPW Return:

(Final Underlier Value – Initial Underlier Value) / Initial Underlier Value = (125.00 – 100.00) / 100.00 = 25.00%

SPX Return:

(Final Underlier Value – Initial Underlier Value) / Initial Underlier Value = (115.00 – 100.00) / 100.00 = 15.00%

Step 2: Calculate the Relative Return based on the Underlier Return for each Underlier.

The Relative Return is calculated as follows:

SPW Return – SPX Return = 25.00% – 15.00% = 10.00%

Therefore, the Relative Return is 10.00%.

Step 3: Calculate the Payment at Maturity.

Because the SPW Return is greater than the SPX Return, the payment at maturity is calculated as follows:

$1,000 + ($1,000 × Relative Return × Upside Leverage Factor)

= $1,000 + ($1,000 × 10.00% × 1.27)

= $1,127.00

The total return on the Notes is 12.70%.

Example 2: The SPW Return is positive and the SPX Return is negative.

Step 1: Calculate the Underlier Return for each Underlier.

	SPW Index	SPX Index
Hypothetical Initial Underlier Value	100.00	100.00
Hypothetical Final Underlier Value	120.00	90.00

SPW Return:

(Final Underlier Value – Initial Underlier Value) / Initial Underlier Value = (120.00 – 100.00) / 100.00 = 20.00%

SPX Return:

(Final Underlier Value – Initial Underlier Value) / Initial Underlier Value = (90.00 – 100.00) / 100.00 = -10.00%

Step 2: Calculate the Relative Return based on the Underlier Return for each Underlier.

The Relative Return is calculated as follows:

SPW Return – SPX Return = 20.00% – (-10.00%) = 30.00%

Therefore, the Relative Return is 30.00%.

Step 3: Calculate the Payment at Maturity.

Because the SPW Return is greater than the SPX Return, the payment at maturity is calculated as follows:

$1,000 + ($1,000 × Relative Return × Upside Leverage Factor)

= $1,000 + ($1,000 × 30.00% × 1.27)

= $1,381.00

The total return on the Notes is 38.10%.

Example 3: The SPW Return and the SPX Return are each negative, and the SPW Return is greater than the SPX Return.

Step 1: Calculate the Underlier Return for each Underlier.

	SPW Index	SPX Index
Hypothetical Initial Underlier Value	100.00	100.00
Hypothetical Final Underlier Value	80.00	75.00

SPW Return:

(Final Underlier Value – Initial Underlier Value) / Initial Underlier Value = (80.00 – 100.00) / 100.00 = -20.00%

SPX Return:

(Final Underlier Value – Initial Underlier Value) / Initial Underlier Value = (75.00 – 100.00) / 100.00 = -25.00%

Step 2: Calculate the Relative Return based on the Underlier Return for each Underlier.

The Relative Return is calculated as follows:

SPW Return – SPX Return = -20.00% – (-25.00%) = 5.00%

Therefore, the Relative Return is 5.00%.

Step 3: Calculate the Payment at Maturity.

Because the SPW Return is greater than the SPX Return, the payment at maturity is calculated as follows:

$1,000 + ($1,000 × Relative Return × Upside Leverage Factor)

= $1,000 + ($1,000 × 5.00% × 1.27)

= $1,063.50

The total return on the Notes is 6.35%. Even though the value of both Underliers depreciated, because the SPW Index depreciated by less than the SPX Index, you would receive a positive return on the Notes.

Example 4: The SPW Return and the SPX Return are each positive, and the SPW Return is less than the SPX Return.

Step 1: Calculate the Underlier Return for each Underlier.

	SPW Index	SPX Index
Hypothetical Initial Underlier Value	100.00	100.00
Hypothetical Final Underlier Value	105.00	125.00

SPW Return:

(Final Underlier Value – Initial Underlier Value) / Initial Underlier Value = (105.00 – 100.00) / 100.00 = 5.00%

SPX Return:

(Final Underlier Value – Initial Underlier Value) / Initial Underlier Value = (125.00 – 100.00) / 100.00 = 25.00%

Step 2: Calculate the Relative Return based on the Underlier Return for each Underlier.

The Relative Return is calculated as follows:

SPW Return – SPX Return = 5.00% – 25.00% = -20.00%

Therefore, the Relative Return is -20.00%.

Step 3: Calculate the Payment at Maturity.

Because the SPW Return is less than or equal to the SPX Return, the investor receives a payment at maturity of $1,000.00 per $1,000 principal amount Note.

Even though the value of both Underliers appreciated, because the SPW Index appreciated by less than the SPX Index, the total return on the Notes is 0.00%.

Example 5: The SPW Return is negative and the SPX Return is positive.

Step 1: Calculate the Underlier Return for each Underlier.

	SPW Index	SPX Index
Hypothetical Initial Underlier Value	100.00	100.00
Hypothetical Final Underlier Value	60.00	130.00

SPW Return:

(Final Underlier Value – Initial Underlier Value) / Initial Underlier Value = (60.00 – 100.00) / 100.00 = -40.00%

SPX Return:

(Final Underlier Value – Initial Underlier Value) / Initial Underlier Value = (130.00 – 100.00) / 100.00 = 30.00%

Step 2: Calculate the Relative Return based on the Underlier Return for each Underlier.

The Relative Return is calculated as follows:

SPW Return – SPX Return = -40.00% – 30.00% = -70.00%

Therefore, the Relative Return is -70.00%.

Step 3: Calculate the Payment at Maturity.

Because the SPW Return is less than or equal to the SPX Return, the investor receives a payment at maturity of $1,000.00 per $1,000 principal amount Note.

The total return on the Notes is 0.00%.

Example 6: The SPW Return and the SPX Return are each negative, and the SPW Return is less than the SPX Return.

Step 1: Calculate the Underlier Return for each Underlier.

	SPW Index	SPX Index
Hypothetical Initial Underlier Value	100.00	100.00
Hypothetical Final Underlier Value	40.00	80.00

SPW Return:

(Final Underlier Value – Initial Underlier Value) / Initial Underlier Value = (40.00 – 100.00) / 100.00 = -60.00%

SPX Return:

(Final Underlier Value – Initial Underlier Value) / Initial Underlier Value = (80.00 – 100.00) / 100.00 = -20.00%

Step 2: Calculate the Relative Return based on the Underlier Return for each Underlier.

The Relative Return is calculated as follows:

SPW Return – SPX Return = -60.00% – (-20.00%) = -40.00%

Therefore, the Relative Return is -40.00%.

Step 3: Calculate the Payment at Maturity.

Because the SPW Return is less than or equal to the SPX Return, the investor receives a payment at maturity of $1,000.00 per $1,000 principal amount Note.

The total return on the Notes is 0.00%.

Selected Purchase Considerations

The Notes are not appropriate for all investors. The Notes may be an appropriate investment for you if all of the following statements are true:

•	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You anticipate that the SPW Return will be greater than the SPX Return, and you are willing and able to accept the risk that, if the SPW Return is less than or equal to the SPX Return, you will receive only the principal amount of your Notes.

•	You are willing and able to accept the individual market risk of each Underlier and you understand that the performance of the Underliers is calculated on a relative basis and the performance of each Underlier over the term of the Notes could negatively affect your return.

•	You are willing and able to accept the risks associated with an investment linked to the relative performance of the Underliers, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

•	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the securities composing the Underliers, nor will you have any voting rights with respect to the securities composing the Underliers.

•	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Notes to maturity.

•	You are willing and able to assume our credit risk for all payments on the Notes.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be an appropriate investment for you if any of the following statements are true:

•	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You anticipate that the SPW Return will be less than or equal to the SPX Return, or you are unwilling or unable to accept the risk that, if it is, you will receive only the principal amount of your Notes.

•	You are unwilling or unable to accept the individual market risk of each Underlier or the risk that the performance of the Underliers is calculated on a relative basis and the performance of each Underlier over the term of the Notes could negatively affect your return.

•	You are unwilling or unable to accept the risks associated with an investment linked to the relative performance of the Underliers, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

•	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the securities composing the Underliers.

•	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Notes to maturity.

•	You are unwilling or unable to assume our credit risk for all payments on the Notes.

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the appropriateness of the Notes in light of your investment objectives and the specific information set forth in this pricing supplement, the prospectus, the prospectus supplement and the underlying supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the Notes for investment.

Tax Consequences

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The discussion below applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the Notes should be treated as debt instruments for U.S. federal income tax purposes. The remainder of this discussion assumes that this treatment is correct. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Assuming the treatment described above is correct, in the opinion of our special tax counsel, the Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under “—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue taxable interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, even though we will not be required to make any payment with respect to the Notes prior to maturity. Upon a sale or exchange (including redemption at maturity), you generally will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted tax basis in the Notes. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations.

The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. holders. We do not believe that non-U.S. holders should be required to provide a Form W-8 in order to avoid 30% U.S. withholding tax with respect to the excess (if any) of the payment at maturity over the face amount of the Notes, although the Internal Revenue Service (the “IRS”) could challenge this position. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2025 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

The discussions in the preceding paragraphs, when read in combination with the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Comparable Yield and Projected Payment Schedule

We will provide the “comparable yield” and “projected payment schedule” for the Notes in the final pricing supplement. The projected payment schedule for a Note will consist of a single projected amount due at maturity.

In the final pricing supplement, the following table will state the amount of taxable interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a Note) that will be deemed to have accrued with respect to a Note for each accrual period based upon the comparable yield and projected payment schedule.

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 principal amount Note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 principal amount Note)
August 9, 2023 through December 31, 2023	$	$
January 1, 2024 through August 21, 2024	$	$

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual cash settlement amount that we will pay on the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in either or both Underliers or any of the securities composing the Underliers. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

•	You May Receive No More Than the Principal Amount of Your Notes — If the SPW Return is less than or equal to the SPX return, you will receive only the principal amount of your Notes at maturity. Therefore, you may not receive a return on the Notes. Even if the SPW Return is greater than the SPX Return, the return on the Notes may be less than the amount that would be paid on a conventional debt security of the Issuer of comparable maturity if the Relative Return is not sufficiently positive.

•	No Interest Payments — As a holder of the Notes, you will not receive interest payments.

•	The Return on the Notes Is Based on Relative Performance — The Notes are linked to the performance of the SPW Index minus the performance of the SPX Index. As a result, the Notes are affected by the relative, not absolute, performance of the Underliers. In order to receive a positive return on the Notes, the SPW Return must be greater than the SPX Return, regardless of whether those Underlier Returns are positive or negative. If the SPW Return is less than or equal to the SPX Return, you will receive only the principal amount of your Notes even if both the SPW Return and the SPX Return are positive or both the SPW Return and the SPX Return are negative.

•	You Are Exposed to the Market Risk of Each Underlier — Your return on the Notes is not linked to a basket consisting of each Underlier. Rather, it will be contingent upon the relative performance of the Underliers. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Underlier. The performance of the Underliers will be calculated on a relative basis, and the performance of each Underlier over the term of the Notes may negatively affect your return. For example, if the Relative Return is positive and the SPX Return is positive, your return on the Notes will be lower than if the Notes provided only bullish (or long) exposure to the SPW Index.

•	The Investment View Implicit in the Notes May Not Be Successful — An investment in the Notes reflects the view that the SPW Index will outperform the SPX Index, which will occur only if smaller capitalization companies in the SPX Index generally outperform larger capitalization companies. The SPW Index is composed of the same constituents as the SPX Index, but weights those constituents equally (as rebalanced each quarter) rather than based on market capitalization as in the SPX Index. As a result, the constituents of the SPX Index with the largest market capitalizations will generally have a smaller impact on the performance of the SPW Index than on the performance of the SPX Index. Similarly, the constituents of the SPX Index with the smallest market capitalizations will generally have a larger impact on the performance of the SPW Index than on the performance of the SPX Index. If larger capitalization companies in the SPX Index generally outperform smaller capitalization companies, then the SPW Index will underperform the SPX Index and you will receive only the principal amount of your Notes at maturity. You will receive a positive return on your investment only if smaller capitalization companies in the SPX Index generally outperform larger capitalization companies.

•	Any Payment on the Notes Will Be Determined Based on the Closing Levels of the Underliers on the Dates Specified — Any payment on the Notes will be determined based on the Closing Levels of the Underliers on the dates specified. You will not benefit from any more favorable values of the Underliers determined at any other time.

•	Repayment of Principal Applies Only at Maturity — You should be willing to hold your Notes to maturity. Although the Notes provide for the repayment of your principal at maturity, if you sell your Notes prior to maturity in the secondary market, if any, you may have to sell your Notes at a loss relative to your initial investment even if at that time the value of the SPW Index has appreciated relative to the SPX Index. See “—Risks Relating to the Estimated Value of the Notes and the Secondary Market—Many Economic and Market Factors Will Impact the Value of the Notes” below.

•	Owning the Notes Is Not the Same as Owning the Securities Composing the Underliers — The return on your Notes may not reflect the return you would realize if you actually owned the securities composing the Underliers. As a holder of the Notes, you will not have voting rights, rights to receive cash dividends or any other distributions or other rights that holders of the securities composing the Underliers would have.

Risks Relating to the Issuer

•	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority — Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underliers

•	Each Underlier Reflects the Price Return of the Securities Composing that Underlier, Not the Total Return — The return on the Notes is based on the performance of the Underliers, which reflects changes in the market prices of the securities composing each Underlier. Each Underlier is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing that Underlier. Accordingly, the return on the Notes will not include such a total return feature.

•	Adjustments to the Underliers Could Adversely Affect the Value of the Notes — The sponsor of an Underlier may add, delete, substitute or adjust the securities composing that Underlier or make other methodological changes to that Underlier that could affect its performance. The Calculation Agent will calculate the value to be used as the Closing Level of an Underlier in the event of certain material changes in or modifications to that Underlier. In addition, the sponsor of an Underlier may also discontinue or suspend calculation or publication of that Underlier at any time. Under these circumstances, the Calculation Agent may select a successor index that the Calculation Agent determines to be comparable to the discontinued Underlier or, if no successor index is available, the Calculation Agent will determine the value to be used as the Closing Level of that Underlier. Any of these actions could adversely affect the value of the relevant Underlier and, consequently, the value of the Notes. See “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

Risks Relating to Conflicts of Interest

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underliers or their components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underliers and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of an Underlier is to be determined; if an Underlier is discontinued or if the sponsor of an Underlier fails to publish that Underlier, selecting a successor index or, if no successor index is available, determining any value necessary to calculate any payments on the Notes; and calculating the value of an Underlier on any date of determination in the event of certain changes in or modifications to that Underlier. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

•	Lack of Liquidity — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Many Economic and Market Factors Will Impact the Value of the Notes — In addition to the value of the Underliers on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of each Underlier;

o	correlation (or lack of correlation) of the Underliers;

o	the time to maturity of the Notes;

o	the dividend rates on the securities composing the Underliers;

o	interest and yield rates in the market generally;

o	supply and demand for the Notes;

o	a variety of economic, financial, political, regulatory and judicial events; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value of Your Notes Is Expected to Be Lower Than the Initial Issue Price of Your Notes — The estimated value of your Notes on the Pricing Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might Be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market — The estimated value of your Notes on the Pricing Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions — The estimated value of your Notes on the Pricing Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, if We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes — Assuming that all relevant factors remain constant after the Pricing Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

The S&P 500® Equal Weight Index

The SPW Index is an equal-weight version of the SPX Index. The SPX Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the SPW Index, see “Indices—The S&P Equal Weight Indices” in the accompanying underlying supplement.

Historical Information

The graph below sets forth the historical performance of the SPW Index from January 2, 2018 to August 1, 2023, based on the daily Closing Levels of the SPW Index. The Closing Level of the SPW Index on August 1, 2023 was 6,261.80.

We obtained the Closing Levels of the SPW Index from Bloomberg Professional® service, without independent verification. Historical performance of the SPW Index should not be taken as an indication of future performance. Future performance of the SPW Index may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the SPW Index during the term of the Notes, including on the Final Valuation Date. We cannot give you assurance that the performance of the SPW Index will result in a payment at maturity in excess of the principal amount.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The S&P 500® Index

The SPX Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the SPX Index, see “Indices—The S&P U.S. Indices” in the accompanying underlying supplement.

Historical Information

The graph below sets forth the historical performance of the SPX Index from January 2, 2018 to August 1, 2023, based on the daily Closing Levels of the SPX Index. The Closing Level of the SPX Index on August 1, 2023 was 4,576.73.

We obtained the Closing Levels of the SPX Index from Bloomberg Professional® service, without independent verification. Historical performance of the SPX Index should not be taken as an indication of future performance. Future performance of the SPX Index may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the SPX Index during the term of the Notes, including on the Final Valuation Date. We cannot give you assurance that the performance of the SPX Index will result in a payment at maturity in excess of the principal amount.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”) will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the Issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Additional Information Regarding Our Estimated Value of the Notes

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public (the “Pricing Date”) based on prevailing market conditions on or prior to the Pricing Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Pricing Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Pricing Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately six months after the initial Issue Date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-12 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Pricing Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Pricing Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Supplemental Plan of Distribution

J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes pursuant to separate placement agency agreements with the Issuer. The placement agents will forgo fees for sales to fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates per Note as specified on the cover of this pricing supplement.